CONSENT TO ENTRY OF JUDGMENT BY CONFESSION

COOK COUNTY)
) ss.
STATE OF Illinois)

Defendant, mPhase Technologies, Inc., a New Jersey corporation ("*Defendant*"), hereby knowingly and voluntarily waives service of process and consents to the entry of a Judgment by Confession in substantially the form attached hereto as Exhibit A, to be entered at the request of counsel for John M. Fife, an individual, his successors or assigns ("*Plaintiff*"), if an Event of Default (as defined in the Forbearance Agreement dated September 13, 2011 (the "*Forbearance Agreement*"), or as defined in that Convertible Note dated September 13, 2011 (the "*2011 Note*")) occurs. The Judgment Amount (as defined in the Judgment by Confession) shall be all unpaid amounts accrued and owing under the Forbearance Agreement and the instruments referenced therein, together with reasonable attorneys' fees and collection costs, at the time the Judgment by Confession is filed. Plaintiff agrees it will not file the Judgment by Confession unless and until an Event of Default has occurred under the Forbearance Agreement or the 2011 Note; provided, however, that upon such an occurrence, Plaintiff shall be entitled to immediately file such Judgment by Confession in *ex parte* fashion. Plaintiff's counsel shall provide the Court with an affidavit stating that Defendant has failed to abide by and satisfy the terms of the Forbearance Agreement and/or the 2011 Note and stating the Judgment Amount.

mPHASE TECHNOLOGIES, INC.

By: Martin Smiley
Name: MARTIN SMILEY
Title: EVP, CFO & GC

Dated: September 13, 2011

Subscribed and sworn to before me by Martin Smiley on this 13th day of September 2011.

Notary Public

OFFICIAL SEAL
ROBERT P. SULLIVAN
NOTARY PUBLIC STATE OF ILLINOIS
MY COMMISSION EXPIRES:08/26/14

EXHIBIT A TO CONSENT TO JUDGMENT

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Telephone: (_____) ______________
Facsimile: (_____) ______________

Attorney for John M. Fife

IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
FIRST MUNICIPAL DISTRICT
COUNTY DEPARTMENT – LAW DIVISION

JOHN M. FIFE , an individual, Plaintiff, vs. mPHASE TECHNOLOGIES, INC., a New Jersey corporation, Defendant.	**JUDGMENT BY CONFESSION** Case No. ________________ Judge ____________________

Pursuant to 735 ILCS 5/2-1301(c) and the affidavit of counsel for John M. Fife, a resident of the State of Illinois, and his successors or assigns ("*Plaintiff*"), the Court hereby enters judgment against mPhase Technologies, Inc., a New Jersey corporation ("*Defendant*"), as follows:

1. Defendant failed to comply with the terms of (i) that certain Forbearance Agreement dated September 13, 2011, entered into between Defendant and Plaintiff, a copy of which is attached hereto as Attachment 1 (the "*Forbearance Agreement*"), and/or (ii) that certain Convertible Note dated September 13, 2011, made by Defendant in favor of St George Investments LLC (an affiliate of Plaintiff), a copy of which is attached hereto as Attachment 2 (the "*2011 Note*"), in that Defendant failed to make a required payment or payments thereunder or otherwise abide by and satisfy the terms thereof.

2. By virtue of Defendant's default and violation of the Note, judgment in favor of Plaintiff is hereby entered against Defendant in the amount of $382,913.53, plus costs (including reasonable attorneys' fees) and accrued and unpaid interest, less any payments previously made by Defendant, which net amount is $_______________ (the "*Judgment Amount*").

3. Interest shall accrue on the Judgment Amount at the rate of fifteen percent (15%) per annum until all amounts due under the terms of this Judgment by Confession are paid to Plaintiff.

4. It is agreed that this Judgment by Confession shall not be filed or recorded by Plaintiff unless or until the occurrence of an Event of Default (as such term is defined or described in either the Forbearance Agreement or the 2011 Note) under the Forbearance Agreement and/or the 2011 Note.